As filed with the Securities and Exchange Commission on June 28, 2021

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TABOOLA.COM LTD.

(Exact Name of Registrant as Specified in Its Charter)

State of Israel	7370	Not applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Taboola.com Ltd. 2021 Share Incentive Plan Taboola.com Ltd. Employee Stock Purchase Plan
Taboola.com Ltd. 2007 Share Option Plan Taboola.com Ltd. 2016 Share Incentive Plan Taboola.com Ltd. 2020 Share Incentive Plan
(Full Title of the Plans)

Taboola.com Ltd.

16 Madison Square West

7th Floor

New York, NY

10010

(212) 206-7633

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

TABOOLA INC.

16 Madison Square West

7th Floor

New York, NY

10010

(212) 206-7633

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Marc D. Jaffe Justin G. Hamill Senet S. Bischoff Latham & Watkins LLP 885 Third Avenue New York, New York 10022-4834 Tel: (212) 906-1200	Michael Kaplan Lee Hochbaum Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Tel: (212) 450-4000	Shachar Hadar Assaf Naveh Ran Camchy Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (+972) (3) 610-3100	Joel Rubinstein Robert Chung Kristen Rohr White & Case LLP 1221 Avenue of the Americas New York, New York 10020-1095 Tel: (212) 819-8200	Aaron M. Lampert Goldfarb Seligman & Co. Ampa Tower 98 Yigal Alon Street Tel Aviv 6789141, Israel Tel: (+972) (3) 608-9999

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☐

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(5)	Amount of Registration Fee(5)
Ordinary Shares, no par value, to be issued in connection with
Taboola.com, Ltd. 2007 Share Option Plan	19,139,875	1.01(2)	$19,331,273.75	$2,109.05
Taboola.com, Ltd. 2016 Share Incentive Plan	26,056,759	4.37(2)	$113,868,036.83	$12,423.01
Taboola.com, Ltd. 2016 Share Incentive Plan	10,516,754	3.12(3)	$32,812,272.48	$3,579.82
Taboola.com, Ltd. 2020 Share Incentive Plan	15,471,972	3.12(3)	$48,272,552.64	$5,266.54
Taboola.com, Ltd. 2021 Share Incentive Plan	31,932,902	3.12(3)	$99,630,654.24	$10,869.71
Taboola.com, Ltd. Employee Stock Purchase Plan	6,386,580	2.66(4)	$16,988,302.80	$1,853.43
Total	109,504,842		$330,903,092.74	$36,101.53

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers ordinary shares, no par value (“Ordinary Shares”), of Taboola.com, Ltd. (the “Company” or the “Registrant”) that are (i) authorized for issuance under the Taboola.com, Ltd. 2021 Share Incentive Plan (the “2021 Plan”) and the Taboola.com, Ltd. Employee Stock Purchase Plan (the “ESPP”), (ii) authorized for issuance upon the exercise of outstanding stock options issued pursuant to the 2021 Plan, ESPP, Taboola.com, Ltd. 2020 Share Incentive Plan (“2020 Plan”), Taboola.com, Ltd. 2016 Share Incentive Plan (the “2016 Plan”) and the Taboola.com, Ltd. 2007 Share Option Plan (the “2007 Plan,” and, together with the 2021 Plan, the ESPP, the 2020 Plan and the 2016 Plan, the “Plans”) and (iii) authorized for issuance under the 2020 Plan and the 2016 Plan. In the event of any stock dividend, stock split or other similar transaction involving the Ordinary Shares, the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Computed solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the weighted-average exercise price of the stock options outstanding, rounded up to the nearest penny.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per share of our Ordinary Shares, the Registrant calculates the proposed maximum aggregate offering price by analogy to Rule 457(f)(2), based on the book value of the Ordinary Shares the Registrant registers of $ 3.12 per share, which was calculated from its unaudited pro forma balance sheet as of December 31, 2020. Given that the Registrant’s Ordinary Shares are not traded on an exchange or over-the-counter, the Registrant did not use the market price of its Ordinary Shares in accordance with Rule 457(c).
(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per share of our Ordinary Shares, the Registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on 85% of the book value of the Ordinary Shares the Registrant registers of $ 3.12 per share, which was calculated from its unaudited pro forma balance sheet as of December 31, 2020. Given that the Registrant’s Ordinary Shares are not traded on an exchange or over-the-counter, the Registrant did not use the market price of its Ordinary Shares in accordance with Rule 457(c). Pursuant to the ESPP, the purchase price of the shares of Ordinary Shares reserved for issuance thereunder will be at least 85% of the lower of the fair market value of a our Ordinary Shares on the first trading day pursuant to the initial public listing or on the exercise date, rounded up to the nearest penny.
(5)	Rounded up to the nearest penny.

+

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

1.	The prospectus dated June 8, 2021 filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act relating to the registration statement on Form F-4, originally filed on April 30, 2021, as amended (Registration No. 333-255684) (the “Form F-4 Registration Statement”);
2.	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report; and
3.	The description of the Registrant’s ordinary shares contained in the Form F-4 Registration Statement, including any amendment or report filed for the purpose of updating that description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and certain Reports on Form 6-K furnished by the Registrant to the Commission (which indicate that they are incorporated herein by reference), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any document or portion thereof, whether specifically listed above or to be filed in the future, that is not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate in advance an office holder from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Registrant’s amended and restated articles of association include such a provision. We may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•	reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 1968 (the “Israeli Securities Law”).

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third-party;

•	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and

•	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders does not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder.

We have entered into agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $300,000,000, 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made, and 10% of our total market cap calculated based on the average closing prices of our Ordinary Shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Registrant has purchased and currently intends to maintain insurance on behalf of each and every person who is or was a director or officer of the company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Form of Amended and Restated Articles of Associate of Taboola.com Ltd. (incorporated by reference to Exhibit 3.2 to the registration statement on Form F-4 filed on April 30, 2021, as amended (Registration No. 333-255684))
5.1	Opinion of Meitar | Law Offices (filed herewith)
23.1	Consent of Meitar | Law Offices (included in Exhibit 5.1)
23.2	Consent of Kost, Forer, Gabbay and Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, relating to the financial statements of the Registrant (filed herewith)
24.1	Power of Attorney (filed herewith)
99.1	Taboola.com Ltd. 2007 Share Option Plan
99.2	Taboola.com Ltd. 2016 Share Incentive Plan
99.3	Taboola.com Ltd. 2020 Share Incentive Plan
99.4	Taboola.com Ltd. 2021 Share Incentive Plan

99.5	Taboola.com Ltd. Employee Stock Purchase Plan

Item 9. Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)	To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, as of June 28, 2021.

TABOOLA.COM LTD.

By:	/s/ Shelly Paioff
Shelly Paioff General Counsel & Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Adam Singolda, Stephen Walker and Shelly Paioff and each of them, individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Adam Singolda	Founder, Chief Executive Officer & Director	June 28, 2021
Adam Singolda	(Principal Executive Officer)

/s/ Stephen Walker	Chief Financial Officer	June 28, 2021
Stephen Walker	(Principal Financial Officer and Principal Accounting Officer)

/s/ Zvi Limon	Chair of the Board of Directors	June 28, 2021
Zvi Limon

/s/ Erez Shachar	Director	June 28, 2021
Erez Shachar

/s/ Nechemia J. Peres	Director	June 28, 2021
Nechemia J. Peres

/s/ Richard Scanlon	Director	June 28, 2021
Richard Scanlon

/s/ Deirdre Bigley	Director	June 28, 2021
Deirdre Bigley

/s/ Lynda Clarizio	Director	June 28, 2021
Lynda Clarizio